Exhibit 99.4

Centennial Olympic 336 Property, LP

FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

(UNAUDITED)

Centennial Olympic 336 Property, LP

FOR THE SIX MONTHS ENDED JUNE 30, 2024

Page(s)
FINANCIAL STATEMENTS (UNAUDITED)
Statements of Financial Condition	1
Statements of Operations	2
Statements of Changes in Partners' Capital	3
Statements of Cash Flows	4
Notes to Financial Statements	5-8

Centennial Olympic 336 Property, LP

STATEMENTS OF FINANCIAL CONDITION

AS OF JUNE 30, 2024 AND DECEMBER 31, 2023

(Amounts in Dollars)

	June 30, 2024 (Unaudited)	December 31, 2023
ASSETS
Real estate property, net of accumulated depreciation of $16,440,599 and $13,119,563, respectively	111,841,826	115,166,442
Cash and cash equivalents	712,701	463,611
Restricted cash	977,650	1,360,276
Accounts receivable	385,595	217,664
Prepaid expenses	139,451	18,582
Interest rate swap asset	-	29,065
Deposits	48,985	48,985
TOTAL ASSETS	114,106,208	117,304,625

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued expenses	4,421,738	1,164,903
Deferred revenue	42,625	48,381
Tenant deposits	93,668	95,884
Notes and mortgage payable, net of deferred financing costs of $401,820 and $803,640, respectively	103,998,181	103,596,361
TOTAL LIABILITIES	108,556,212	104,905,529

MEMBERS' EQUITY	5,549,996	12,399,096

TOTAL LIABILITIES AND MEMBERS' EQUITY	114,106,208	117,304,625

See notes to financial statements

1

Centennial Olympic 336 Property, LP

STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023 (Unaudited)

(Amounts in Dollars)

	For the Six Months Ended June 30, 2024	For the Six Months Ended June 30, 2023
INCOME
Rental revenue	3,014,230	3,588,731
Operating revenue	141,334	107,153
Tenants reimbursement income	80,434	70,824
Interest Rate Cap Income	-	1,411,693
Total Income	3,235,998	5,178,401

EXPENSES
General and administrative expenses	432,412	369,460
Operating expenses	1,225,551	1,022,491
Depreciation	3,321,350	3,302,140
Tax expenses	377,646	304,368
Total Expenses	5,356,959	4,998,459
Operating Income/(Loss)	(2,120,961)	179,942
Interest and debt expenses	(4,699,074)	(4,703,488)
Realized gain/(loss) on interest rate swap	(29,065)	-
Net loss before income taxes	(6,849,100)	(4,523,546)
Income taxes	-	-
NET LOSS	(6,849,100)	(4,523,546)

See notes to financial statements

2

Centennial Olympic 336 Property, LP

FOR THE YEAR ENDED DECEMBER 31, 2023 AND SIX MONTHS ENDED JUNE 30, 2024 (Unaudited)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

(Amounts in Dollars)

	General Partner	Limited Partners	Total
Balance, January 01, 2023	128,541	24,731,760	24,860,301
Capital contributions	-	-	-
Capital distributions	-	-	-
Pro-rata allocation of net loss	(62,306)	(12,398,899)	(12,461,205)
Balance, December 31, 2023	66,235	12,332,861	12,399,096

Capital contributions	-	-	-
Capital distributions	-	-	-
Pro-rata allocation of net loss	(34,246)	(6,814,855)	(6,849,100)
Balance, June 30, 2024	31,989	5,518,007	5,549,996

See notes to financial statements

3

Centennial Olympic 336 Property, LP

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND THE YEAR ENDED DECEMBER 31, 2023

(Amounts in Dollars)

	For the Six Months Ended June 30, 2024 (Unaudited)	For the Year ended December 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(6,849,100)	(12,461,205)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation expenses	3,321,350	6,661,666
Unrealized (gain)/loss on interest rate swap assets	-	2,949,990
Realized (gain)/loss on interest rate swap assets	29,065	-
Amortization of deferred financing costs	401,820	803,640
Change in operating assets and liabilities:
Accounts receivable	(167,931)	(99,938)
Prepaid expenses	(121,183)	(5,419)
Accounts payable and accrued expenses	3,256,835	52,133
Deferred revenue	(5,756)	(13,449)
Tenant deposits	(2,216)	(40,609)
Net cash (used in)/provided by operating activities	(137,116)	(2,152,651)

CASH FLOWS FROM INVESTING ACTIVITIES:
Costs incurred for rental property improvements	(10,740)	(16,323)
Disposition of real estate property	14,320	-
Net cash used in investing activities	3,580	(16,323)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Members	-	(50,000)
Net cash used in financing activities	-	(50,000)

Net increase (decrease) in cash and cash equivalents	(133,356)	(2,218,974)

Cash, cash equivalents and restricted cash at the beginning of the year	1,823,887	4,042,861

Cash, cash equivalents and restricted cash at the end of the year	1,690,351	1,823,887

SUPPLEMENTAL INFORMATION
Cash and restricted cash reported in the statement of financial condition:
Cash	712,701	463,611
Restricted Cash	977,650	1,360,276
Total cash and restricted cash reported in the statement of cash flows:	1,690,351	1,823,887

SUPPLEMENTAL INFORMATION
Cash paid for interest	2,468,498	8,938,294

See notes to the financial statements

4

Centennial Olympic 336 Property, LP

Notes to Financial Statements

For the six months ended June 30, 2024

(Unaudited)

1.	Organization

Centennial Olympic 336 Property, LP (a Delaware Limited Partnership), (the “Partnership”) was formed on October 26, 2021. The joint venture was formed by YieldStreet and Frankforter Group (the “General Partner”) (Sponsor or GP), a full-service, vertically integrated investment firm with property and construction management services provided by its affiliate, Grep Southeast LLC (“Frankforter”) to acquire Generation Atlanta Apartments in Atlanta, GA. Generation Atlanta Apartments is a 336-unit Class A luxury apartment complex built in 2020. On December 21, 2021, the Partnership acquired a commercial real estate property along with its underlying land (the “Property”), which is located in Atlanta and known as “Generation Apartments”.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the reporting periods and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Rental Properties

Revenue producing properties are carried at cost, net of accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental property are capitalized. Maintenance and repair expenses are charged to expense as incurred. Depreciation is recognized on a straight-line basis over estimated useful lives of the assets, which range from 5 to 27.5 years.

		June 30, 2024	December 31, 2023
Description		Generation Atlanta, a 336-unit, Class-A multifamily property in Atlanta, Georgia
Date of Construction		2020
Date Acquired		12/21/2021
Life on which depreciation in income statement is computed		5 to 27.5 years
Encumbrances		128,282,425	128,286,005
Gross amount at which carried in the statement of financial condition	Land	19,235,309	19,235,309
	Buildings and Improvements	109,047,116	109,050,696
	Total	128,282,425	128,286,005
Accumulated depreciation and amortization		(16,440,599)	(13,119,563)

These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the rental property’s carrying amount over its Undiscounted Cash Flows and the Terminal Value. Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses.

Cash and cash equivalents

Cash and cash equivalents include cash and highly liquid investments purchased with an original maturity of three months or less. The Partnership’s policy is to disclose bank balances under cash, including bank overdrafts with balances that fluctuate from positive to overdrawn. The Partnership held cash in the of $712,701 and $463,611 as of June 30, 2024 and December 31, 2023, respectively.

5

Centennial Olympic 336 Property, LP

Notes to Financial Statements

For the six months ended June 30, 2024

(Unaudited)

Restricted Cash

The restricted cash includes balances in escrow account maintained with mortgage lender for the purpose of tax payments, insurance payments, renovation reserve and interest reserve pursuant to the terms of loan agreement. The Partnership held restricted cash in the amount of $977,650 and $1,360,276 as of June 30, 2024 and December 31, 2023, respectively.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of tenants to make required payments under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates.

Derivative Instruments and Hedging Activities

The Partnership managed market risk on its variable rate debt by entering into interest rate swaps to fix the rate on all or a portion of the debt for varying periods through maturity. These interest rate swaps are accounted for as derivative instruments and, pursuant to ASC Topic 815, Derivatives and Hedging are recorded on the balance sheets at fair value. Changes in the fair value of interest rate swaps are accounted for based on the hedging relationship and their designation and qualification. The Partnership’s swaps were not designated as hedges, therefore changes in the fair value are recognized in earnings.

Deferred Financing Costs Related to Mortgage Note Payable

Deferred financing costs related to mortgage note payable consists of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of our mortgage note payable liability and are amortized over the terms of the loan agreement as a component of “interest and debt expense”.

Allowance for Credit Losses.

The Partnership maintains allowances for credit losses. These allowances reflect our estimate of the amount of our receivables that The Partnership will be unable to collect based on historical write-off experience and, as applicable, current conditions and reasonable and supportable forecasts that affect collectability. The Partnership’s estimate could require change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, The Partnership may be required to increase or decrease our allowances.

Tenant Reimbursement Income

Tenant reimbursement income includes revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses, such as electricity, water, pet, trash and monthly statement fees of the property. This revenue is earned in the same period as the expenses are incurred.

Income Taxes

The Partnership operates as a limited liability partnership and is taxed as a partnership. As such, the Partnership is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Partnership required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, these financial statements do not reflect a provision for federal and state income taxes.

The Partnership follows the guidance in the Financial Accounting Standards Board Accounting Standards Codification topic related to Uncertainty in Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Partnership has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Partnership’s tax returns.

3.	Related Party Transactions

The property is managed by an entity that is related to the General Partner. The following related party transactions were incurred by the Partnership:

•	For the period ended June 30, 2024, the Partnership incurred $72,900 in asset management fees. $12,898 remained unpaid as of June 30, 2024

6

Centennial Olympic 336 Property, LP

Notes to Financial Statements

For the six months ended June 30, 2024

(Unaudited)

•	For the period ended June 30, 2024, the Partnership incurred $69,107 in management fees. $10,999 remained unpaid as of June 30, 2024.

•	For the period ended June 30, 2023, the Partnership incurred $84,239 in asset management fees. $13,905 remained unpaid as of June 30, 2023.

•	For the period ended June 30, 2023, the Partnership incurred $84,239 in management fees. $13,702 remained unpaid as of June 30, 2023.

4.	Mortgage Payable

On December 21, 2021, the Partnership obtained a $104,400,000 mortgage secured by the property. The mortgage matures on December 20, 2024, and requires interest-only payments on a monthly basis. The mortgage bears interest at Secured Overnight Financing Rate (“SOFR”) plus 3.40%. During fiscal year 2023, the mortgage transitioned from London Inter-Bank Offered Rate (“LIBOR”) to SOFR. The Swap on this mortgage loan expired on January 01, 2024. See Note 9, Interest Rate Swap for more details. Pursuant to the Loan, certain covenants restrict the sale of assets and limit future borrowings. At June 30, 2024, the Partnership was in default and was not in compliance with all financial covenants. Subsequent to the balance sheet date, the loan agreement was amended to extend the maturity date to August 1, 2027, provided that the Partnership shall pay an annual extension fee to the lender and the guarantors provide additional cash contributions. In addition, a new interest rate swap on this mortgage loan was purchased subsequent to the balance sheet date. See Note 10, Subsequent Events, for more details.

5.	Partners’ Capital

The Partnership agreement provides that distributions of cash shall be made in accordance with the budget as approved by the General Partner. Distributions shall be made to the partners pro rata in accordance with their ownership interests and, to the extent available, shall include sufficient funds for the partners to pay any federal, state or local income taxes due to their proportionate share of the Partnership’s income or loss. Allocations of net profit or loss of the Partnership are allocated among the partners in accordance with their ownership interests.

6.	Rental Income

The Partnership leases multi-family apartment units to tenants through operating leases expiring over the next 12 months. The leases require fixed minimum monthly payments over the terms of the lease and also charges for ancillary services provided by the property.

7.	Fair Value Measurement

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC Topic 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 – quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2 – observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3 – unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Partnership utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment is necessary to interpret Level 2 and 3 inputs in determining the fair value of our financial and non- financial assets and liabilities. Accordingly, our fair value estimates, which are made at the end of each reporting period, may be different than the amounts that may ultimately be realized upon the sale or disposition of these assets.

Financial assets are not measured at fair value on our balance sheets which consist of cash and restricted cash. Cash Equivalents would be classified as Level 1 as carrying amount approximates its fair value, due to its short-term nature. Financial liabilities are not measured at fair value in our financial statements which include mortgage payable. Estimates of the fair value of these instruments are determined by the standard practice of modeling the contractual cash flows required under the instrument and discounting them back to their present value at the appropriate current risk adjusted interest rate, which is provided by a third-party specialist. These instruments would be classified as Level 2.

7

Centennial Olympic 336 Property, LP

Notes to Financial Statements

For the six months ended June 30, 2024

(Unaudited)

Financial Assets Measured at Fair Value

Financial assets measured at fair value as of June 30, 2024, consist of interest rate swap asset, which are classified as Level 2 in the fair value hierarchy.	Carrying amount ($)	Fair value ($)
Interest rate swap asset	-	-

Financial assets measured at fair value as of December 31, 2023, consist of interest rate swap asset, which are classified as Level 2 in the fair value hierarchy.	Carrying amount ($)	Fair value ($)
Interest rate swap asset	29,065	29,065

Financial Assets and Liabilities Not Measured at Fair Value

Financial	As of June 30, 2024		As of December 31, 2023
liabilities	Carrying Amount ($)	Estimated Fair Value ($)	Carrying Amount ($)	Estimated Fair Value ($)
Notes and mortgages payable	103,998,181	104,400,000	103,596,361	104,400,000

8.	Commitments and Contingencies

Insurance

The Partnership has commercial general liability coverage on the Property, with limits of liability customary within the industry. Similarly, the Partnership is insured against the risk of direct and indirect physical damage to the Property including coverage for perils such as floods and windstorms. The Partnership believes the policy specifications and insured limits are adequate given the relative risk of loss, the cost of the coverage and, in consultation with our insurance advisors, the Partnership believes the Property is adequately insured.

9.	Interest Rate Swaps

As of December 31, 2023, the Partnership had interest rate swaps with an aggregate notional amount of $104,400,000 that were not designated as hedges. Changes in the fair value of interest rate swaps that are not designated as hedges are recognized in earnings. For the year ended December 31, 2023, the Partnership recognized unrealized loss of $2,949,990 from the change in the fair value of the interest rate swap. The table below provides additional details on the Partnership's interest rate swap as of December 31, 2023. On January 1, 2024, the interest rate swap expired and the Partnership recognized a realized loss of $29,065 upon expiration.

As of:	Notional amount ($)	Carrying amount ($)	Unrealized gain/(loss) ($)	Cost of the swap ($)
December 31, 2023	104,400,000	29,065	(2,949,990)	225,000

10.	Subsequent Events

The manager has evaluated subsequent events through September 30, 2024, the date these financial statements were available to be issued and has determined that, except as described below, there are no subsequent events that require financial statement disclosure.

In August 2024, the Partnership purchased an interest rate swap on the mortgage loan with an aggregate notional amount of $104,400,000.

In September 2024, the loan agreement was amended to extend the maturity date to August 1, 2027, provided that the Partnership pay an annual extension fee to the lender and the guarantors make additional cash contributions to the Partnership.

8